Exhibit 10.1

AGREEMENT BY AND BETWEEN
First National Bank of Georgia
Carrollton, GA
and
The Comptroller of the Currency

First National Bank of Georgia, Carrollton, GA (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to the levels of concentrations and classified assets of construction, acquisition and development lending in the bank’s loan portfolio.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

James F. DeVane, Jr.
Assistant Deputy Comptroller
Georgia Field Office
3 Ravinia Drive, Suite 550
Atlanta, GA 30346

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least seven (7) directors, of which no more than two (2) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within forty-five (45) days of the date of this Agreement and every quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

ACTION PLAN

(1) Within forty five (45) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written action plan detailing the Board’s assessment of what needs to be done to improve the Bank, specifying how the Board will implement the plan, and setting forth a timetable for the implementation of the plan.

(2) Upon completion of the plan, the Board shall submit the plan to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection, the Bank shall implement and adhere to the plan.

(3) In the event the Assistant Deputy Comptroller recommends changes to the action plan, the Board shall immediately incorporate those changes into the plan.

(4) The plan shall be implemented pursuant to the time frames set forth within the plan unless events dictate modifications to the plan. Where the Board considers modifications appropriate, those modifications shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the plan.

ARTICLE IV

CONCENTRATIONS OF CREDIT

(1) Within forty-five (45) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program. The program shall include, but not necessarily be limited to, the following:

(a)	an update to the Bank’s regular review of the balance sheet to identify any concentrations of credit;

(b)	an update to the Bank’s routine written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;

(c)	a review of current policies and procedures to control and monitor concentrations of credit; and

(d)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.

(2) For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(3) A copy of the plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4) The Board shall continue to ensure that future concentrations of credit are subjected to the analysis required by subparagraph (b) and that the analysis demonstrate that the concentration will not subject the Bank to undue credit or interest rate risk.

(5) The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.

ARTICLE V

CRITICIZED ASSETS

(1) The Bank shall continue to take action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners.

(2) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding one million dollars ($1MM) shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) The Executive Loan Committee of the Board shall continue to conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds one million dollars ($1MM);

(b)	management’s adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and

(d)	the need to revise the program or take alternative action.

(6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).

(7) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners and whose aggregate loans or other extensions exceed five hundred thousand ($500M) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(8) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VI

LOAN WORKOUT DEPARTMENT

(1) Within sixty (60) days, the Board shall establish a Loan Workout Department for the purpose of restoring and reclaiming classified assets, including commercial real estate loans.

(2) Within sixty (60) days, the Board shall identify and employ an individual with demonstrated experience and skills in managing a bank workout program to manage the Loan Workout Department. This individual shall report to the Chief Executive Officer of the Bank and shall be independent of the Bank’s credit origination function.

(3) The Loan Workout Department shall take all steps necessary to improve the operation of the Bank’s workout function including, but not limited to:

(a)	the establishment of policies and procedures to distinguish assets that shall be managed by the Loan Workout Department from assets that shall be managed by the originating unit;

(b)	the establishment of policies and procedures to require assets that remain with the originating unit are managed according to the standards of the Loan Workout Department;

(c)	the development and implementation of management information systems to track workloads and staffing requirements within the Loan Workout Department; and

(d)	the development and implementation of management information systems to measure the success of workout activities.

(4) The Board shall ensure that the Loan Workout Department receives staffing and funding support necessary to maintain its sound operation.

ARTICLE VII

BUDGET/BUSINESS PLAN

(1) Within ninety (90) days, the Board shall update, implement, and thereafter ensure Bank adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components, and shall provide for injections of equity capital, as necessary. The business plan shall also include a written profit plan and a detailed budget. Specifically, the plan shall describe the Bank’s objectives for improving Bank earnings, contemplated strategies and major capital expenditures required to achieve those objectives. Such strategies shall include specific market segments that the Bank intends to promote or develop. Procedures shall also be established to monitor the Bank’s actual results against these projections and to provide for appropriate adjustments to the budget and profit plan. The plan shall set forth specific time frames for the accomplishment of these objectives.

ARTICLE VIII

PROGRESS REPORTING - QUARTERLY

(1) The Board shall submit quarterly progress reports to the Assistant Deputy Comptroller, Georgia Field Office, 3 Ravinia Drive, Suite 550, Atlanta, GA 30346. These reports shall set forth in detail:

(a)	actions taken to comply with each Article of the Agreement;

(b)	results of those actions; and

(c)	a description of the actions needed to achieve full compliance with each Article of this Agreement.

(2) The progress reports shall also include any actions initiated by the Board and the Bank pursuant to the criticisms and comments in the Report of Examination or in any future Report of Examination.

(3) The first progress report shall be submitted for the period ending December 31, 2008 and will be due within fifteen (15) days of that date. Thereafter, progress reports will be due within fifteen (15) days after the quarter end.

ARTICLE IX

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ James F. Devane, Jr.	November 12, 2008
James F. Devane, Jr.	Date
Assistant Deputy Comptroller
Georgia Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Wanda W. Calhoun	November 12, 2008
Wanda W. Calhounac	Date

/s/ Grady W. Cole	November 12, 2008
Grady Woodfin Cole	Date

/s/ Mary Covington	November 12, 2008
Mary Covington	Date

/s/ Richard A. Duncan	November 12, 2008
Richard A. Duncan	Date

/s/ Randall Eaves	November 12, 2008
Randall Eaves	Date

/s/ W.T. Green, Jr.	November 12, 2008
W.T. (Tommy) Green, Jr.	Date

/s/ Steven J. Haack	November 12, 2008
Steven J. Haack	Date

/s/ Loy M. Howard	November 12, 2008
Loy M. Howard	Date

/s/ Lynn Joiner	November 12, 2008
Lynn Joiner	Date

/s/ H.B. (Rocky) Lipham, III	November 12, 2008
H.B. (Rocky) Lipham, III	Date

/s/ Larry Mann	November 12, 2008
Larry Mann	Date

/s/ Mark H. Murphy	November 12, 2008
Mark H. Murphy	Date

/s/ R. David Perry	November 12, 2008
R. David Perry	Date

/s/ Richard L. Plunkett	November 12, 2008
Richard L. Plunkett	Date

/s/ Thomas E. Reeve, III	November 12, 2008
Thomas E. Reeve, III	Date

/s/ Don C. Rhodes	November 12, 2008
Don C. Rhodes	Date

/s/ Thomas T. Richards	November 12, 2008
Thomas T. Richards	Date

/s/ Helen Tyus Roberts	November 12, 2008
Helen Tyus Roberts	Date

/s/ William G. Sewell	November 12, 2008
William G. Sewell	Date

/s/ William W. Stone	November 12, 2008
William W. Stone	Date

/s/ Frank T. Thomasson, III	November 12, 2008
Frank T. (Tommy) Thomasson, III	Date

/s/ J. Thomas Vance	November 12, 2008
J. Thomas Vance	Date

/s/ Gelon Wasdin	November 12, 2008
Gelon Wasdin	Date

/s/ Charles M. Willis, Sr.	November 12, 2008
Charles M. Willis, Sr.	Date

APPENDIX A
First National Bank of Georgia
Carrollton, GA

CRITICIZED ASSET REPORT AS OF:                                                                                                                                                         0;
BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$                                                                                     CRITICISM
AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):
                                                                                                                                          ;

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):
                                                                                                                                          ;

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:
                                                                                                                                          ;

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):
                                                                                                                                          ;

Use this form for reporting each criticized asset that exceeds one million dollars ($1,000,000.00) and retain the original in the credit file for review by the examiners. Submit your reports quarterly until notified otherwise, in writing, by the Assistant Deputy Comptroller.